Exhibit 99.1

CoStar Group Appoints Angelique Brunner to Board of Directors

WASHINGTON — August 1, 2023 — CoStar Group (NASDAQ: CSGP), a leading provider of online real estate marketplaces, information, and analytics in the commercial and residential property markets, today announced the expansion of its board to nine members with the appointment of Angelique Brunner as an independent member of the board.

Angelique Brunner joins the Board with more than 25 years of experience in finance and real estate and venture capital. She is CEO and Founder of EB5 Capital, an industry-leading investment company specializing in raising foreign capital for real estate development projects. Ms. Brunner brings extensive boardroom experience to CoStar Group, previously serving as a director of Cushman & Wakefield and Chesapeake Lodging Trust. Currently, she serves on the Board of Trustees for Brown University and on the Board of Governors for Brown University’s Watson Institute for International and Public Affairs. Additionally, she serves as an executive board member for the Marriott-Sorenson Center for Hospitality Leadership at Howard University School of Business.

In 2022 Ms. Brunner received a presidential appointment to the US Trade Representative’s (USTR) Trade Advisory Committee on Africa (TACA). She is an active member of the U.S. Chamber of Commerce, Real Estate Executive Council (REEC), and Urban Land Institute (ULI).

“As CoStar Group continues to grow and diversify its reach across the globe, I’m excited to have Angelique Brunner join our board and bring her years of experience across real estate and investment industries in both the private and public sectors,” said Andy Florance, Founder and CEO of CoStar Group. “Ms. Brunner’s appointment further enhances the Board industry, leadership, and corporate governance experience, growing its depth, breadth, and diversity of experience.”

This appointment comes at a time of significant growth and expansion for the company. Founded in 1986, CoStar Group now has over 5,400 employees across 15 countries. The company has seen consistent positive financial results year after year, with over 10 straight years of double-digit revenue growth. CoStar Group’s websites reached a significant milestone this year, surpassing 100 million monthly unique visitors across Homes.com, Apartments.com, LoopNet, and the rest of the company’s online marketplaces and websites.

For more information on CoStar Group’s Board of Directors, visit
investors.costargroup.com/leadership.

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News Media Contact
Matthew Blocher
CoStar Group
(202) 346-6775
mblocher@costargroup.com

About CoStar Group

CoStar Group (NASDAQ: CSGP) is a leading provider of online real estate marketplaces, information, and analytics in the property markets. Founded in 1987, CoStar Group conducts expansive, ongoing research to produce and maintain the largest and most comprehensive database of real estate information. CoStar is the global leader in commercial real estate information, analytics, and news, enabling clients to analyze, interpret and gain unmatched insight on property values, market conditions and availabilities. Apartments.com is the leading online marketplace for renters seeking great apartment homes, providing property managers and owners a proven platform for marketing their properties. LoopNet is the most heavily trafficked online commercial real estate marketplace with over twelve million monthly global unique visitors. STR provides premium data benchmarking, analytics, and marketplace insights for the global hospitality industry. Ten-X offers a leading platform for conducting commercial real estate online auctions and negotiated bids. Homes.com is the fastest growing online residential marketplace that connects agents, buyers, and sellers. BureauxLocaux is one of the largest specialized property portals for buying and leasing commercial real estate in France. Business Immo is France’s leading commercial real estate news service. Thomas Daily is Germany’s largest online data pool in the real estate industry. Belbex is the premier source of commercial space available to let and for sale in Spain. CoStar Group’s websites attract over 100 million unique monthly visitors. Headquartered in Washington, DC, CoStar Group maintains offices throughout the U.S., Europe, Canada, and Asia. From time to time, we plan to utilize our corporate website, CoStarGroup.com, as a channel of distribution for material company information. For more information, visit CoStarGroup.com.